Exhibit 99.1

NEWS RELEASE For Release on July 20, 2004 4:00 PM (ET) (925) 328-4656	Contact: Mark H. Cosmez II Vice President, Finance/Chief Financial Officer

Giga-tronics Reports First Quarter Profit.
Lists on Nasdaq Small Cap.

     San Ramon, CA — Giga-tronics Incorporated (NASDAQ/NMS: GIGA) reported today a net profit of $357,000 or $0.08 per fully diluted share for the quarter ending June 26, 2004. This compares with a net loss of $3,632,000 or $0.77 per fully diluted share for the same period a year ago.

     Profit from continuing operations for the first quarter was $314,000 or $0.07 per fully diluted share compared to a loss from continuing operations of $1,276,000 or $0.27 per fully diluted share for the same period a year ago.

     Net sales from continuing operations increased 9% to $5,700,000 in the first quarter of fiscal 2005 versus $5,239,000 in the first quarter of fiscal 2004.

     Orders from continuing operations increased 23% in the first quarter of FY 2005 from the same quarter a year ago. Our book-to-bill ratio in the first quarter of fiscal 2005 was 0.61 compared to 0.54 in the first quarter of last year.

     Orders booked in the first quarter from continuing operations were $3,467,000 compared to $2,818,000 last year. Backlog at quarter end was $14.1 million (approximately $5.8 million is shippable within one year) as compared to $14.3 million (approximately $5.7 million was shippable within one year) at the end of the first quarter of the prior year.

     Cash and cash equivalents at June 26, 2004 were $2,376,000 compared to $2,752,000 as of March 27, 2004.

     During the fourth quarter of fiscal 2004, Giga-tronics consummated the sale of Dymatix, which had been discontinued during the first quarter of fiscal 2004.

     The Company also announced that its stock would commence listing on the Nasdaq Small Cap Market on July 22, 2004. Nasdaq previously informed the Company that it no longer met the National Market listing requirement of $10,000,000 in minimum shareholders’ equity. Because the Company does not expect to be able to increase its shareholders’ equity to this amount in the near term, it has applied for and been accepted for listing of its common stock on the Nasdaq Small Cap Market. Its ticker symbol will remain “GIGA”.

     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the first quarter results. To participate in the call, dial 612-332-0345. The call will also be broadcast over the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of July 20, 2004 only.

     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

     Giga-tronics is a publicly held Company, traded on the NASDAQ National Market (on and after July 22 on the Nasdaq Small Cap Market) under the symbol “GIGA”.

     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 27, 2004 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	June 26, 2004	March 27, 2004
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,376	$2,752
Notes receivable	257	253
Trade accounts receivable, net	2,610	1,959
Inventories	6,875	6,920
Prepaid expenses	350	271

Total current assets	12,468	12,155
Property and equipment, net	1,089	1,251
Other assets	313	327

Total assets	$13,870	$13,733

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,421	$1,686
Accrued commissions	243	293
Accrued payroll and benefits	875	889
Accrued warranty	512	548
Customer advances	358	58
Obligations under capital lease	2	10
Income taxes payable	4	—
Other current liabilities	539	674

Total current liabilities	3,954	4,158
Deferred rent	363	379

Total liabilities	4,317	4,537

Shareholders’ equity
Preferred stock of no par value; Authorized 1,000,000 shares; no shares outstanding at June 26, 2004 and March 27, 2004	—	—
Common stock of no par value;
Authorized 40,000,000 shares; 4,724,896 shares at June 26, 2004 and 4,724,896 shares at March 27, 2004 issued and outstanding	12,752	12,752
Retained earnings (accumulated deficit)	(3,199)	(3,556)

Total shareholders’ equity	9,553	9,196

Total liabilities and shareholders’ equity	$13,870	$13,733

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(In thousands except share data)	June 26, 2004	June 28, 2003
(Unaudited)
Net sales	$5,700	$5,239
Cost of sales	3,129	3,876

Gross profit	2,571	1,363
Product development	844	988
Selling, general and administrative	1,413	1,644

Operating expenses	2,257	2,632
Operating income (loss)	314	(1,269)
Other expense	—	—
Interest income, net	4	(3)

Income (loss) from continuing operations before income taxes	318	(1,272)
Provision for income taxes	4	4

Income (loss) from continuing operations	$314	$(1,276)
Income (loss) on discontinued operations, net of income taxes	43	(2,356)

Net income (loss)	$357	$(3,632)

Basic net income (loss) per share:
From continuing operations	$0.07	$(0.27)
On discontinued operations	0.01	(0.50)

Basic net income (loss) per share	$0.08	$(0.77)

Diluted net income (loss) per share:
From continuing operations	$0.07	$(0.27)
On discontinued operations	0.01	(0.50)

Diluted net income (loss) per share	$0.08	$(0.77)

Shares used in per share calculation:
Basic	4,725	4,693

Dilutive	4,745	4,693